As filed with the Securities and Exchange Commission on December 9, 2005
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MOOG INC.
(Exact name of registrant as specified in its charter)

New York	3590	16-0757636
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
East Aurora, New York 14052-0018
(716) 652-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert R. Banta
Executive Vice President and Chief Financial Officer
East Aurora, New York 14052-0018
(716) 652-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all communications to:
John B. Drenning, Esq.
John J. Zak, Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
(716) 856-4000
      Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	per Unit	Offering Price(1)	Registration Fee

6 1/4% Senior Subordinated Notes due 2015	$50,000,000	100%	$50,000,000	$5,350

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER      , 2005
PROSPECTUS
$50,000,000
MOOG INC.

             Offer to exchange $50.0 million aggregate principal amount of 6 1/4% Senior Subordinated Notes due 2015 (which we refer to as the old notes) for $50.0 million aggregate principal amount of 6 1/4% Senior Subordinated Notes due 2015 which have been registered under the Securities Act of 1933, as amended (which we refer to as the new notes). We refer to the offer to exchange the new notes for the old notes as the exchange offer in this prospectus.
      The exchange offer will expire at 5:00 p.m., New York City time on,                     , 2006, unless we extend the exchange offer in our sole and absolute discretion.
      Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion in this prospectus under the caption “Certain U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.
      We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration right, as a holder of the old notes.
       See “Risk Factors” beginning on page 11 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Moog Inc., Seneca Street at Jamison Road, Corporate Offices, East Aurora, NY 14052, Attention: Investor Relations, (716) 652-2000. In order to ensure timely delivery of the information, any request should be made by                     , 2006, which is five business days before the exchange offer expires, unless extended.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange the new notes only where such exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the new notes. There may have been changes in our affairs since such date.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are included throughout this prospectus, including in the section entitled “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of statements that include terms such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as

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well as to other factors in this prospectus. The forward-looking statements included in this prospectus are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors.
      These important factors include the following:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods;

•	our dependence on government contracts, which may not be fully funded or may be terminated;

•	our significant indebtedness, which could limit our cash flow for operations and flexibility;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	the potential for cost overruns on fixed-price contracts and the risk that actual results may differ from estimates used, including those used in long-term accounting;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential that the demand for our products may be reduced if we are unable to adapt to technological change;

•	the possibility that our new products and research and development efforts may not be successful, which would result in a reduction in our sales and profits;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	intense competition in our business which may require us to lower prices or offer more favorable terms of sale;

•	higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill or other intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	our ability to successfully identify and consummate acquisitions and integrate the acquired businesses;

•	our dependence on our management team and key personnel;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could limit our ability to sell our products outside the United States;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations; and

•	the cost of compliance with environmental laws.

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SUMMARY
      This summary may not contain all of the information that may be important to you. You should read this entire prospectus and those documents incorporated by reference into this prospectus, including the risk factors and financial data and related notes, before making an investment decision.
Our Company
Overview
      We are a leading worldwide designer and manufacturer of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace, defense and industrial markets. Our products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles and controls for positioning gun barrels and automatic ammunition loading for military combat vehicles. Our products are also used in a wide variety of industrial applications, including injection molding machines for the plastics markets, metal forming, power generating turbines, simulators used to train pilots and certain medical applications. In fiscal 2005, our sales were $1.1 billion, our net cash provided by operating activities was $106.9 million, and our net earnings were $64.8 million.
      Our customers fall into three groups, Original Equipment Manufacturers, or OEMs, that are customers of our aerospace and defense markets, OEM customers of our industrial business and aftermarket customers in all of our markets. Aerospace and defense OEM customers collectively represented 46% of our fiscal 2005 sales. The majority of these sales are to a small number of large companies. Due to the long-term nature of many of the programs, many of our relationships with aerospace and defense OEM customers are based on long-term agreements. Our OEM sales of industrial controls, which represented 33% of our fiscal 2005 sales, are to a wide diversity of customers around the world and are normally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal 2005, aftermarket sales accounted for 21% of total sales. Sales arising from U.S. Government prime or subcontracts, including military sales to Boeing and Lockheed Martin, were approximately 34% of our fiscal 2005 sales.
      We have four reportable segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Controls, and (4) Components.
Our Aircraft Controls Segment ($451.7 million, or 43%, of 2005 Sales)
      Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems control large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft.
      We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs including the F-35 Joint Strike Fighter, Indian Light Combat Aircraft, Boeing’s 787 Dreamliner, Airbus A400M and two unmanned aerial vehicles, the X-45 and X-47. The F-35 is the largest of these programs. The 787 and the A400M programs began design and development in 2004. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/ A-18 E/ F Super Hornet, F-15 Eagle and the V-22 Osprey. Our large commercial production programs include the full line of Boeing 7-series aircraft.

Our Space and Defense Controls Segment ($128.5 million, or 12%, of 2005 Sales)
      Our Space and Defense Controls segment provides controls for satellites and space vehicles, launch vehicles, tactical and strategic missiles, missile defense and defense controls. For the commercial and military satellite markets, we design, manufacture and integrate chemical and electric propulsion systems and space flight motion controls. Launch vehicles and missiles use our steering and propulsion controls, and the Space Station uses our couplings, valves and actuators. We design and build steering and propulsion controls for tactical and strategic missile programs, including VT-1, Hellfire and TOW. We supply valves on the final stage kill vehicle used in the U.S. National Missile Defense development initiative. We design and manufacture systems to position gun barrels and automatically load ammunition on military vehicles.
Our Industrial Controls Segment ($314.9 million, or 30%, of 2005 Sales)
      Industrial Controls is a diverse segment, serving customers around the world and in many markets. Six major markets — plastics making machinery, power generating turbines, metal forming, heavy industry, material test and simulation — generate over half of our total sales in this segment. For the plastics making machinery market, we design, manufacture and integrate systems for all axes of injection and blow molding machines using leading edge technology, both hydraulic and electric. In the power generation turbine market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry control applications that include wind turbines. Metal forming markets use our designed and manufactured systems that provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. For the material test markets, we supply controls for automotive testing, structural testing and fatigue testing. Our hydraulic and electromechanical motion simulation bases are used for the flight simulation and training markets. Other markets include material handling and testing, auto racing, carpet tufting, paper mills and lumber mills.
Our Components Segment ($156.2 million, or 15%, of 2005 Sales)
      Many of the same markets, including military and commercial aerospace, defense controls and industrial applications, that drive sales in our other segments affect Components. In addition, Components serves two medical equipment markets.
      This segment’s three largest product categories, slip rings, fiber optic rotary joints and motors, serve broad markets. Slip rings and fiber optic rotary joints use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data across a rotating interface. They come in a range of sizes that allow them to be used in many applications that include diagnostic imaging, particularly CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, material handling, surveillance cameras, packaging and robotics. Our motors are used in equally broad-based markets, many of which are the same as for slip rings. For the medical pump and blower market, and particularly sleep apnea equipment, Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation. Industrial markets use our motors for material handling, fuel cells and electric pumps. Military applications use our motors for gimbals, missiles and radar pedestals. Components has several other product lines including electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.
Our Industry
      We operate within the aerospace and defense and industrial products industries. Our Aircraft Controls and Space and Defense Controls segments are both affected by market conditions within the aerospace and defense industries, including program funding levels, while our Industrial Controls segment is affected by economic conditions and general market trends. Operations in our Components segment reflect both of these industries.
Aerospace and Defense
      The military aircraft market is dependent on military spending for development and production programs. Military spending is expected to remain strong in the near term. Production programs are typically long-term in nature, offering greater predictability as to capacity needs and future revenues. We maintain positions on numerous high priority programs, including the F/ A-18E/ F, F-35 and V-22, although these and other government programs can be reduced, delayed or terminated. The large installed base of our products leads to attractive aftermarket sales and service opportunities. Aftermarket revenues are expected to continue to grow, due to military retrofit programs and increased flight hours resulting from increased military activity.
      The commercial OEM aircraft market has historically exhibited cyclical swings and sensitivity to economic conditions, while the aftermarket, which is driven by usage of the existing aircraft fleet, has proven to be more stable. Higher aircraft utilization rates result in the need for increased maintenance and spare parts and improve aftermarket sales. Boeing and Airbus have both recently increased production levels since air traffic growth has returned to historical average rates. Further production increases are projected.
      The military and government space market is primarily dependent on the authorized levels of funding for satellite communications needs. We believe that government spending on military satellites will continue to trend upwards as the military’s need for improved intelligence gathering increases. The commercial space market comprises large satellite customers, traditionally telecommunications companies. Trends for this market, as well as for commercial launch vehicles, follow the satellite replacement cycle of 7-10 years and the telecommunications companies’ need for increased capacity.
      The tactical missile, missile defense and defense controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels.
Industrial
      The industrial markets we serve are influenced by several factors, including capital investment, product innovation, economic growth, cost-reduction efforts and technology upgrades. However, due to the high degree of sophistication of our products and the niche markets we serve, we believe we may be less susceptible to overall macro-industrial trends. Opportunities for growth include automotive manufacturers that are upgrading their metal forming, injection molding and material test capabilities, steel manufacturers that are seeking to reduce energy costs, advancements in medical technology and demand in China to support their economic growth particularly in power generation and steel manufacturing markets.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

Old Notes	6 1/4% Senior Subordinated Notes due 2015, which we issued on September 12, 2005.

New Notes	6 1/4% Senior Subordinated Notes due 2015, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $50.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006 (the 30th day following the date of this prospectus), unless extended in our sole and absolute discretion.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2006. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see the discussion in this prospectus under the captions “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion in this prospectus under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	Unless you comply with the procedures described in this prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to JPMorgan Chase Bank, N.A., as exchange agent, at one of the addresses listed in this prospectus under the caption “The Exchange Offer — Exchange Agent,” or

• tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, JPMorgan Chase Bank, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion in this prospectus under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available;

• time will not permit your old note or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described in this prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion in this prospectus under the caption “Certain U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent in this prospectus under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

• you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

• you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

• If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion in this prospectus under the caption “The Exchange Offer — Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such new notes. See the discussion in this prospectus under the caption “Plan of Distribution.”

Registration Rights	In connection to our issuing of the old notes in September 2005, we entered into a registration rights agreement with the initial purchaser of the old notes. Under the terms of the registration rights agreement, we agreed to use our best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

We will pay additional interest on the old notes upon the occurrence of any of the following events:

• on or prior to the 90th day after the date of original issuance of the old notes or the obligation to file a shelf registration statement arises, neither the exchange offer nor the shelf registration statement has been filed with the SEC;

• on or prior to the 180th day after the date of original issuance of the old notes or the obligation to file a shelf registration statement arises, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

• on or prior to the 30th business day following the date the exchange offer registration statement is declared effective, the registered exchange offer has been consummated;

• after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post- effective amendment to such registration statement that cures such failure and that is itself immediately declared effective in connection with the resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement.

Additional interest will accrue on the principal amount of the old notes (in addition to the stated interest on the old notes) from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and increases 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See the discussion in this prospectus under the caption “Description of New Notes — Registration Rights; Additional Interest.”

CONSEQUENCE OF NOT EXCHANGING OLD NOTES
      If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer to sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.
      We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who do not receive freely tradable new notes in the exchange offer (other than by reason of such holder being an affiliate of us), may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see the discussion in this prospectus under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes — Registration Rights; Additional Interest.”

SUMMARY DESCRIPTION OF THE NEW NOTES
      The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see the discussion in this prospectus under the caption “Description of the New Notes.”

Issuer	Moog Inc.

Securities	$50.0 million in principal amount of senior subordinated notes due 2015.

Maturity	January 15, 2015.

Interest	Annual rate: 6 1/4% Payment frequency: every six months on January 15 and July 15, starting January 15, 2006.

Ranking	The new notes will be unsecured senior subordinated obligations of Moog Inc. Accordingly, they will rank:

• behind all existing and future senior debt of Moog Inc., including indebtedness under our bank credit facility;

• effectively behind any existing and future debt and other liabilities of our subsidiaries;

• equally with all future unsecured senior subordinated debt of Moog Inc.; and

• ahead of all future debt of Moog Inc. that expressly provides that it is subordinated to the notes.

As of September 24, 2005, Moog Inc. had $348.9 million of debt outstanding, $148.8 million which is senior debt. Included in the $148.8 million in senior debt is $11.8 million of debt, not including trade payables, owed by our subsidiaries.

Optional Redemption	We may redeem the new notes, in whole or in part, at any time on or after January 15, 2010 at the redemption prices discussed in this prospectus under the caption “Description of the New Notes-Optional Redemption” plus accrued and unpaid interest and additional interest, if any. At any time before January 15, 2010, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium discussed in this prospectus under the caption “Description of the New Notes-Optional Redemption”, together with accrued and unpaid interest if any, to the redemption date.

In addition, on or before January 15, 2008, we may redeem up to 35% of the aggregate principal amount of the new notes, at the redemption price discussed in this prospectus under the caption “Description of Notes- Optional Redemption”, plus accrued and unpaid interest, if any, with the net proceeds of certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after such redemption.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the new notes at 101% of their face amount, plus accrued and unpaid interest and additional interest, if any.

Covenants	The covenants contained in the indenture governing the new notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends on or redeem or repurchase stock or make certain payments;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends or other payments from subsidiaries to us;

• enter into transactions with affiliates;

• guarantee debt; and

• sell certain assets or merge with or into other companies.

These covenants contain important exceptions, limitations and qualifications that are discussed in this prospectus under the caption “Description of the New Notes”.

      Our headquarters are located at Seneca Street at Jamison Road, East Aurora, New York 14052, and our telephone number is (716) 652-2000. Our Internet address is http://www.moog.com. Our two classes of common stock are listed on the New York Stock Exchange under the trading symbol “MOG.A” and “MOG.B.” Moog Inc. is a New York corporation formed in 1951.
      See “Risk Factors” beginning on page 11 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

RISK FACTORS
      You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus before tendering your old notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected, and you might lose all or part of your investment.
Risks Related to the Exchange Offer and the New Notes
Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.
      If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussion in this prospectus under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain U.S. Federal Income Tax Considerations.”
You must comply with the exchange offer procedures in order to receive freely tradable new notes.
      Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an Agent’s Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.
      Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See the discussion in this prospectus under the captions “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”
Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
      If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Our significant indebtedness could limit our cash flow available for operations and our flexibility.
      We have incurred substantial debt to finance our growth.
      The degree to which we are leveraged could have important consequences to holders of the new notes, including the following:

•	we will have greater difficulty satisfying our obligations with respect to the new notes, including repurchase obligations under the new notes;

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the funds available for our operations;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;

•	our flexibility in planning for, or reacting to, changes in the markets in which we compete may be limited;

•	a portion of our current debt is at variable rates of interest, which makes us vulnerable to increases in interest rates; for example, interest expense for fiscal 2005 ended September 24, 2005 would increase $0.6 million for every percentage point increase in interest rates based on average variable rate debt outstanding;

•	we are at a competitive disadvantage relative to our competitors with less indebtedness; and

•	we are rendered more vulnerable to general adverse economic and industry conditions.
The rights of the holders of the new notes to receive payments will be unsecured and subordinated to the rights of the holders of our senior debt.
      The new notes we are offering will be junior to all existing and future senior debt of Moog Inc. If we default in the payment of principal or interest with respect to any senior debt, the holders of the new notes will not receive any amounts owing on the new notes unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of the new notes may be made during certain periods when an event of default under certain of our senior debt permits the senior debt lenders to accelerate the maturity of that senior debt.
      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our assets, whether voluntary or involuntary, the holders of our senior debt will be entitled to receive payment before we can make any payment with respect to the new notes. If any of these events occur, we cannot assure you that we will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of the new notes may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.
The new notes are unsecured obligations of Moog Inc. A substantial portion of our operations is conducted through our direct and indirect subsidiaries, and the claims of creditors of our subsidiaries are effectively senior to claims of holders of the new notes.
      The new notes are unsecured obligations exclusively of Moog Inc. and will rank equally in right of payment with all other existing and future unsecured, unsubordinated obligations of Moog Inc. The new notes are not secured by any of our assets. Any claims of secured lenders (including under our bank credit facility) with respect to assets securing their loans will be prior to any claim of the holders of the new notes with respect to these assets.
      A substantial portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the new notes, and other obligations is dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Restrictive covenants in the indenture governing the new notes and under our bank credit facility may reduce our operating and financial flexibility.
      The terms of the indenture governing the new notes will contain a number of operating and financial covenants that will restrict our ability to, among other things:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock or make certain payments;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from subsidiaries to us;

•	enter into transactions with affiliates;

•	guarantee debt; and

•	sell certain assets or merge with or into other companies.
      Our ability to comply with covenants contained in the indenture may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the new notes prior their maturity, which we may be unable to do. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.
      In addition, our bank credit facility requires us to maintain compliance with certain covenants, including covenants regarding minimum consolidated net worth, limits on capital expenditures, a minimum interest coverage ratio, a maximum leverage ratio and a minimum fixed charge coverage ratio. See the discussion in this prospectus under the caption “Description of Certain Indebtedness.” Our ability to comply with these covenants may be affected by events beyond our control. Our inability to comply with the required financial ratios or limits could result in a default under our bank credit facility. In the event of any such default, the lenders under the bank credit facility could elect to:

•	declare all outstanding debt, accrued interest and fees to be due and immediately payable;

•	require us to apply all of our available cash to repay our outstanding senior debt; and

•	prevent us from making debt service payments on our other debt, including the new notes.

      If we are unable to repay any of these borrowings when due, the lenders under our bank credit facility could foreclose on our assets pledged to them as security. If the indebtedness under our bank credit facility were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Our financial failure may hinder the receipt of payment on the new notes.
      An investment in the new notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we become debtors subject to insolvency proceedings under the bankruptcy code, the proceedings are likely to result in delays in the payment of the new notes and in the exercise of enforcement remedies under the new notes. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor in-possession, substantive consolidation, limitations on collectibility of unmatured interest or attorneys’ fees and forced restructuring of the new notes.

Our ability to generate cash to service our indebtedness or to refinance our indebtedness at maturity depends on many factors beyond our control.
      Our ability to make payments on our indebtedness, including the new notes, will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our bank credit facility in amounts sufficient to enable us to pay our indebtedness, including the new notes, or to fund other liquidity needs.
      In addition, our bank credit facility matures in 2008. We may not be able to refinance or obtain sufficient funds to enable us to repay our bank indebtedness on commercially reasonable terms or at all.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our bank credit facility may not allow the repurchases.
      If we were to experience a change of control as described in this prospectus under the caption “Description of New Notes — Repurchase at Option of Holders — Change of Control,” we would be required to make an offer to purchase all of the new notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the new notes, and restrictions in our existing or any future bank credit facility may not allow such repurchases.
      In addition, under our bank credit facility, a change of control may result in an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the new notes upon a change of control would constitute an event of default under the indenture. The defaults would, in turn, constitute an event of default under our bank credit facility and may constitute an event of default under future senior indebtedness. Any default by us may cause the related debt to be accelerated after any applicable notice or grace periods. If our debt is accelerated, we may not have sufficient funds to repurchase the new notes and repay the debt.

We may be able to incur substantially more debt, which could increase the risks described above.
      The terms of our bank credit facility and the indenture governing the new notes will not fully prohibit us from incurring additional debt. As a result, we may be able to incur substantial additional debt in the future. Our restricted subsidiaries will also not be fully prohibited from incurring additional debt, and any indebtedness they incur will rank effectively senior to the new notes. If we or our subsidiaries incur more debt, the risks described above could intensify.

The market price of the new notes may be volatile.
      The market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the new notes, regardless of our prospects and financial performance. If any of the new notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the old notes. In addition to disruptions in the non-investment grade debt market, factors that could cause the notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally and a decline in our financial condition.

Risks Related to Our Industry

The markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate.
      The markets we serve are sensitive to fluctuations in general business cycles and domestic and foreign economic conditions and events. For example, demand for our industrial controls products is dependent upon several factors, including capital investment, product innovations, economic growth, cost-reduction efforts and technology upgrades. In addition, the commercial airline industry is highly cyclical and sensitive to fuel price increases, labor disputes and economic conditions. These factors could result in a reduction in the amount of air travel. A reduction in air travel would reduce orders for new aircraft for which we supply flight controls and for spare parts and services and reduce our sales. A reduction in air travel may also result in our commercial airline customers being unable to pay our invoices on a timely basis or at all.

We depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs.
      Sales to the U.S. Government and its prime contractors and subcontractors represent a significant portion of our business. In fiscal 2005, sales under U.S. Government contracts represented 34% of our total sales, primarily within Aircraft Controls, Space and Defense Controls and Components. Sales to foreign governments represented 10% of our total sales. We expect that the percentage of our revenues from government contracts will continue to be substantial in the future. Government programs can be structured into a series of individual contracts. The funding of these programs is generally subject to annual congressional appropriations, and congressional priorities are subject to change. In addition, government expenditures for defense programs may decline or these defense programs may be terminated. A decline in governmental expenditures may result in a reduction in the volume of contracts awarded to us. We may have resources applied to specific government contracts and, if any of those contracts were terminated, we may incur substantial costs redeploying these resources.

If our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted.
      Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract or our hiring of personnel of a subcontractor. Failure by our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and substantially impair our ability to compete for future contracts and orders. In addition, a delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

Our results of operations are affected by our fixed-price contracts.
      The nature of our business activities, primarily in Aircraft Controls and Space and Defense Controls, involves fixed-price contracts. Our contractual arrangements include customers’ requirements for delivery of hardware and funded nonrecurring development work that we anticipate will lead to follow-on production orders.
      Revenue representing 35% of fiscal 2005 sales was accounted for using the percentage of completion, cost-to-cost method of accounting in accordance with the American Institute of Certified Public

Accountants’ Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenue on contracts using the percentage of completion, cost-to-cost method of accounting as work progresses toward completion as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion, multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods.
      Changes in estimates affecting sales, costs and profits are recognized in the period in which the change becomes known using the cumulative catch-up method of accounting, resulting in the cumulative effect of changes reflected in the period. A significant change in an estimate on one or more contracts could have a material effect on our results of operations. For contracts with anticipated losses at completion, we establish a provision for the entire amount of the estimated remaining loss and charge it against income in the period in which the loss becomes known. Amounts representing performance incentives, penalties, contract claims or change orders are considered in estimating revenues, costs and profits when they can be reliably estimated and realization is considered probable.
      For the year ended September 24, 2005, fixed-price contracts represented 76% of our sales that were accounted for using the percentage of completion, cost-to-cost method of accounting. On fixed-price contracts, we agree to perform the scope of work specified in the contract for a predetermined price. Depending on the fixed price negotiated, these contracts may provide us with an opportunity to achieve higher profits based on the relationship between our total contract costs and the contract’s fixed price. However, we bear the risk that increased or unexpected costs may reduce our profit or cause us to incur a loss on the contract, which could reduce our net sales and net earnings. Loss reserves are more common on fixed-price contracts that involve, to varying degrees, the design and development of new and unique controls or control systems to meet the customer’s specifications.

Contracting in the defense industry is subject to significant regulation, including rules relating to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.
      Like all government contractors, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation. It could also result in our progress payments being withheld or our suspension or debarment from future government contracts.

If we are unable to adapt to technological change, demand for our products may be reduced.
      The technologies relating to our products have undergone, and in the future may undergo, significant changes. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-funded and internally funded research and development and through business acquisitions. In addition, our competitors may develop technologies and products that are more effective than those we develop or that render our technology and products obsolete or uncompetitive. Furthermore, our products could become unmarketable if new industry standards emerge. We may have to modify our products significantly in the future to remain competitive, and new products we introduce may not be accepted by our customers.

Our new product and research and development efforts may not be successful, which would result in a reduction in our sales and earnings.
      In the past, we have incurred, and we expect to continue to incur, expenses associated with research and development activities and the introduction of new products. For instance, we are currently incurring substantial development costs in connection with our work on the 787. We may experience difficulties that could delay or prevent the successful development of new products or product enhancements, and new products or product enhancements may not be accepted by our customers. In addition, the research and development expenses we incur may exceed our cost estimates, and new products we develop may not generate sales sufficient to offset our costs. If any of these events occur, our sales and profits could be adversely affected.

Risks Related to Our Business

The loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company would reduce our sales and earnings.
      Our largest customer is Boeing. We provide Boeing with controls for both military and commercial applications, which, in total, were 11% of our fiscal 2005 sales. Sales to Boeing’s commercial airplane group were 3% of fiscal 2005 sales. These commercial sales are generally made under a long-term supply agreement through 2012. Our next largest customer is Lockheed Martin. Sales to Lockheed Martin were 10% of our fiscal 2005 sales. The loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company would significantly reduce our sales and earnings.

We operate in highly competitive markets with competitors who may have greater resources than we possess, which could reduce the volume of products we can sell and our operating margins.
      Many of our products are sold in highly competitive markets. Some of our competitors, especially in our industrial markets, are larger, more diversified corporations and have greater financial, marketing, production, and research and development resources. As a result, they may be better able to withstand the effects of periodic economic downturns. Our operations and financial performance will be negatively impacted if our competitors:

•	develop products that are superior to our products;

•	develop products that are more competitively priced than our products;

•	develop methods of more efficiently and effectively providing products and services; or

•	adapt more quickly than we do to new technologies or evolving customer requirements.
      We believe that the principal points of competition in our markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of support after the sale, timeliness of delivery and effectiveness of the distribution organization. Maintaining and improving our competitive position will require continued investment in manufacturing, engineering, quality standards, marketing, customer service and support, and our distribution networks. If we do not maintain sufficient resources to make these investments or are not successful in maintaining our competitive position, our operations and financial performance will suffer.

Our defined benefit pension plan contributions could substantially increase as a result of matters beyond our control.
      The level of contributions required to fund our defined benefit pension plans is significantly affected by matters outside our control, including the investment performance of the plan’s assets and the level of market interest rates. Higher pension costs and increased cash funding requirements could occur in future years if actual plan investment performance or actual interest rate levels, among other matters, differ from the assumptions we used for these defined benefit plans.

A write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth and cause us to violate covenants in our bank credit facility.
      Goodwill and other intangible assets are a substantial portion of our assets. At September 24, 2005, goodwill was $378.2 million and other intangible assets were $24.8 million of our total assets of $1.3 billion. Our goodwill may increase in the future since our strategy includes growing through acquisitions. We may have to write off all or part of our goodwill or other intangible assets if their value becomes impaired. Although this write-off would be a non-cash charge, it could reduce our earnings and net worth significantly. A write-off of goodwill or other intangible assets could also cause us to violate covenants in our bank credit facility that require a minimum level of net worth. This could result in our being unable to borrow under the line of credit portion of our bank credit facility or being obliged to refinance or renegotiate the terms of our bank indebtedness.

Our sales and earnings growth may be reduced if we cannot implement our acquisition strategy.
      Acquisitions are a key part of our growth strategy. Our historical growth has depended, and our future growth is likely to depend, in large part, on our ability to implement successfully our acquisition strategy, and the successful integration of acquired businesses into our existing operations. We intend to continue to seek additional acquisition opportunities in accordance with our acquisition strategy, both to expand into new markets and to enhance our position in existing markets throughout the world. If we are unable to successfully identify suitable candidates, negotiate appropriate acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets, our sales and earnings growth would be reduced.

We may incur losses and liabilities as a result of our acquisition strategy.
      Growth by acquisition involves risks that could adversely affect our financial condition and operating results, including:

•	diversion of management time and attention from our core business;

•	the potential exposure to unanticipated liabilities;

•	the potential that expected benefits or synergies are not realized and that operating costs increase;

•	the risks associated with incurring additional acquisition indebtedness, including that additional indebtedness could limit our cash flow availability for operations and our flexibility;

•	difficulties in integrating the operations and personnel of acquired companies;

•	the potential impairment of a significant amount of intangible assets; and

•	the potential loss of key employees, suppliers or customers of acquired businesses.
      In addition, any acquisition, once successfully integrated, could negatively impact our financial performance if it does not perform as planned, does not increase earnings, or does not prove otherwise to be beneficial to us.

Our future growth and continued success is dependent on our key personnel.
      Our future success depends to a significant degree upon the continued contributions of our management team and technical personnel. The loss of members of our management team could have a material and adverse effect on our business. In addition, competition for qualified technical personnel in our industries is intense, and we believe that our future growth and success will depend on our ability to attract, train and retain such personnel.

Future terror attacks, war, or other civil disturbances could negatively impact our business.
      Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for commercial products, which could negatively impact our business, financial condition and results of operations. Terrorist attacks world-wide have caused instability from time to time in global financial markets and the aviation industry. In fiscal 2005, 15% of our net sales was related to commercial aircraft. The long-term effects of terrorist attacks on us are unknown. These attacks and the U.S. Government’s continued efforts against terrorist organizations may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may further contribute to economic instability.

Our operations in foreign countries expose us to political risks and adverse changes in local legal, tax and regulatory schemes.
      In fiscal 2005, 42% of our consolidated revenue was from customers outside of North America. We expect international operations and export sales to continue to contribute to our earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside of the United States. Such risks include, without limitation, the following:

•	the possibility of unfavorable circumstances arising from host country laws or regulations;

•	partial or total expropriation;

•	potential negative consequences from changes to significant taxation policies, laws or regulations;

•	changes in tariff and trade barriers and import or export licensing requirements;

•	political or economic instability, insurrection, civil disturbance or war; and

•	potential negative consequences from the requirements of partial local ownership of operations in certain countries.

Government regulations could limit our ability to sell our products outside the United States.
      In fiscal 2005, 15% of our sales were subject to compliance with the United States Export Administration regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations would hinder our ability to generate revenues from the sale of our products outside the United States. Compliance with the government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. In order to sell our products in European Union countries, we must satisfy certain technical requirements. If we are unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe would be restricted.

Our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers.
      We conduct our operations in facilities located throughout the world. Any of these facilities could be damaged by fire, floods, earthquakes, power loss, telecommunication and information systems failure or similar events. Our facilities in Southern California, Japan and the Philippines are particularly susceptible to earthquakes. These facilities accounted for 21% of our manufacturing, assembly and test capacity in fiscal 2005. Although we carry property insurance, including earthquake insurance and business interruption insurance, our inability to meet customers’ schedules as a result of catastrophe may result in a loss of customers or significant additional costs such as penalty claims under customer contracts.

The failure of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages.
      Defects in the design and manufacture of our products may necessitate a product recall. We include complex system design and components in our products that could contain errors or defects, particularly when we incorporate new technology into our products. If any of our products are defective, we could be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. We are also exposed to product liability claims. Our products are used in applications where their failure is likely to result in significant property loss and serious personal injury or death. We carry aircraft and non-aircraft product liability insurance consistent with industry norms. However, this insurance coverage may not be sufficient to fully cover the payment of any potential claim. A product recall or a product liability claim not covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Our international operations pose currency and other risks that may adversely impact sales and earnings.
      We have significant manufacturing and sales operations in foreign countries. In addition, our domestic operations have sales to foreign customers. Our financial results may be adversely affected by fluctuations in foreign currencies and by the translation of the financial statements of our foreign subsidiaries from local currencies into U.S. dollars. The translation of our sales in foreign currencies, primarily the euro, British pound and Japanese yen, to the U.S. dollar had a $11.8 million positive impact on sales for fiscal 2005 using average exchange rates for fiscal 2005 compared to average exchange rates for fiscal 2004 and a $28.6 million positive impact on sales for fiscal 2004 using average exchange rates for fiscal 2004 compared to average exchange rates for fiscal 2003.

Our operations are subject to environmental laws, and the cost of compliance with those laws may cause us to incur significant costs.
      Our operations and facilities are subject to numerous stringent environmental laws and regulations. Although we believe that we are in material compliance with these laws and regulations, future changes in these laws, regulations, or interpretations of them, or changes in the nature of our operations may require us to make significant capital expenditures to ensure compliance. We have been and are currently involved in environmental remediation activities, the cost of which may become significant depending on the discovery of additional environmental exposures at sites that we currently own or operate and at sites that we formerly owned or operated, or at sites to which we have sent hazardous substances or wastes for treatment, recycling or disposal.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of September 12, 2005, by and between Moog Inc. and Banc of America Securities, LLC, the initial purchaser of the old notes. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Fiscal Year

2005	2004	2003	2002	2001

5.8	6.0	3.6	2.7	2.1
      For these ratios, “earnings” consist of pre-tax income from continuing operations before fixed charges.
      For these ratios, “fixed charges” consist of:

•	interest on all indebtedness;

•	amortization of capitalized expenses related to debt;

•	an interest factor attributable to rentals; and

•	preferred stock dividends.

SELECTED FINANCIAL DATA
      The following table sets forth selected financial data for each of the fiscal years ended September 24, 2005, September 25, 2004, September 27, 2003, September 28, 2002 and September 29, 2001, which is derived from our audited consolidated financial statements filed with the SEC.

	Fiscal Years

	2005(1)	2004(2)	2003(3)	2002(4)	2001(5)

	(Dollars in thousands except per share data)
RESULTS FROM OPERATIONS
Net sales	$1,051,342	$938,852	$755,490	$718,962	$704,378
Net earnings	$64,792	$57,287	$42,695	$37,599	$27,938
Net earnings per share(6)
Basic	$1.68	$1.48	$1.24	$1.13	$.95
Diluted	$1.64	$1.45	$1.22	$1.11	$.94
Weighted-average shares outstanding(6)
Basic	38,608,235	38,796,381	34,328,052	33,322,154	29,465,483
Diluted	39,498,834	39,592,224	34,860,206	33,825,591	29,812,763

FINANCIAL POSITION
Total assets	$1,303,327	$1,124,928	$991,580	$885,547	$856,541
Working capital	312,706	321,805	340,776	276,097	257,379
Indebtedness — senior	148,773	311,289	256,660	196,463	253,329
— senior subordinated	200,124	—	—	120,000	120,000
Shareholders’ equity	521,037	471,656	424,148	300,006	235,828
Shareholders’ equity per common share outstanding(6)	13.48	12.23	10.93	8.80	8.02

SUPPLEMENTAL FINANCIAL DATA
Capital expenditures	$41,188	$34,297	$28,139	$27,280	$26,955
Depreciation and amortization	36,207	35,508	29,535	25,597	31,693
Research and development	43,561	29,729	30,497	33,035	26,461
Twelve-month backlog	539,186	449,896	367,983	364,574	364,331

RATIOS
Net return on sales	6.2%	6.1%	5.7%	5.2%	4.0%
Return on shareholders’ equity	12.8%	12.6%	12.5%	13.3%	12.2%
Current ratio	2.09	2.42	2.61	2.52	2.38
Long-term debt to capitalization(7)	40.1%	39.8%	37.7%	51.3%	61.3%

(1)	Includes the effects of the acquisition of the stock of the Power and Data Technologies Group of the Kaydon Corporation on July 26, 2005, the acquisition of the stock of FCS Control Systems on August 11, 2005 and the acquisition of an industrial systems engineering business and a commercial aircraft repair business in the second quarter of 2005. Also includes the effects of the issuance of the $200,000 senior subordinated notes, $150,000 on January 10, 2005 and $50,000 on September 12, 2005. See Notes 2 and 7 of the Consolidated Financial Statements at Item 8 of our report on Form 10-K filed with the SEC on December 7, 2005.

(2)	Includes the effects of the acquisition of the net assets of the Poly-Scientific division of Litton Systems, Inc., a subsidiary of Northrup Grumman Corporation, on September 30, 2003. See Note 2 to the Consolidated Financial Statements at Item 8 of our report on Form 10-K filed with the SEC on December 7, 2005.

(3)	Includes the effects of the redemption of the senior subordinated notes on May 1, 2003 and the Class A Common Stock offering completed in September 2003. See Note 11 to the Consolidated Financial Statements at Item 8 of our report on Form 10-K filed with the SEC on December 7, 2005.

(4)	Includes the effects of the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” under which goodwill was no longer amortized beginning in 2002, the effects of the Class A Common Stock offering completed in November 2001 and the effects of the acquisition of the satellite and space product lines of the Electro Systems Division of Tecstar, Inc. and 81% of the stock of Tokyo Precision Instruments Co. Ltd.

(5)	Includes the effects of the acquisitions of the space valve business of PerkinElmer Fluid Sciences, the radial piston pump business of Robert Bosch GmbH, Whitton Technology, Vickers Electric Division and the remaining 25% minority interest of Hydrolux Sarl.

(6)	Share and per share data prior to the April 1, 2005 three-for-two split of the Company’s Class A and Class B Common Stock have been restated.

(7)	Capitalization is the sum of total debt and shareholders’ equity.

DESCRIPTION OF CERTAIN INDEBTEDNESS
      We maintain a bank credit facility to fund our short and long-term capital requirements, including for acquisitions, with a syndicate of banks led by HSBC Bank USA, National Association, as agent. This bank credit facility consists of a $75.0 million term loan and a $315.0 million revolver that had outstanding balances of $37.5 million and $99.4 million, respectively, at September 24, 2005. Interest on outstanding bank credit facility borrowings is based on LIBOR plus the applicable margin, which is currently 125 basis points. During the second quarter of fiscal 2006, the applicable margin will increase to 150 basis points as a result of a change in our leverage ratio. The bank credit facility expires on March 31, 2008 and requires quarterly principal payments on the term loan of $3.75 million. The bank credit facility is secured by substantially all of our U.S. assets.
      The bank credit facility contains various covenants. The covenant for minimum consolidated net worth, defined as the sum of capital stock and additional paid-in capital plus retained earnings, adjusts over the term of the facility and was $275.0 million at September 24, 2005. The covenant for minimum interest coverage ratio, defined as the ratio of adjusted EBITDA to total interest expense for the most recent four quarters, is 3.0. The covenant for minimum fixed charge coverage ratio, defined as the ratio of (i) adjusted EBITDA minus capital expenditures to (ii) the sum of interest expense, income tax expense and regularly scheduled principal payments on debt, all for the most recent four quarters, is 1.2. The covenant for the maximum leverage ratio, defined as the ratio of total debt (including letters of credit) less cash to adjusted EBITDA for the most recent four quarters, is 3.5. The covenant for maximum capital expenditures is $50 million in any one fiscal year. Adjusted EBITDA is defined in the bank credit facility agreement as (i) the sum of net income, interest expense, income tax expense, depreciation expense, amortization expense and other non-cash items reducing net income minus (ii) other non-cash items increasing net income. The bank credit facility contains other customary covenants as to, among other things, financial statements, corporate existence, insurance, properties, pension obligations and environmental legal compliance. The bank credit facility contains customary negative covenants which, among other things, limit indebtedness, liens, mergers and consolidations, asset sales, dividends and other distributions and transactions with affiliates. At September 24, 2005, we were in compliance with all covenants. The bank credit facility also contains various events of default, including non-payment, cross-defaults on other obligations in excess of $5.0 million, merger or cessation of our business, insolvency, pension default, change in control and impairment of loan documents or liens.
      In addition to the bank credit facility, we maintain short-term credit facilities with banks throughout the world to meet the short-term financing needs of our subsidiaries. These short-term facilities are principally demand lines subject to revision by the banks. We also had indebtedness associated with the financing of buildings in Germany and Italy totaling $9.2 million as of September 24, 2005.

THE EXCHANGE OFFER
Terms of the Exchange Offer; Period for Tendering Old Notes
      Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2006, the 30th day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.
      As of the date of this prospectus, $50.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.
      We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
      Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.
      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer set forth in this prospectus under the caption “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Procedures for Tendering Old Notes
      The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to JPMorgan Chase Bank, N.A., as exchange agent, at the address set forth in this prospectus under the caption “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.
      The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).
      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.
      We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.
      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.
      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See the discussion in this prospectus under the caption “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Acceptance of Old Notes for Exchange; Delivery of New Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See the discussion in this prospectus under the caption “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.
      The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.
      In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.
      If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below), such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfers
      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus under the caption “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
Guaranteed Delivery Procedures
      If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
      You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth in this prospectus under the caption “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.
      If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.
      We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above), such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures set forth in this prospectus under the caption “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court of governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;
or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to in this prospectus under the caption “Plan of Distribution”, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.
      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.
Exchange Agent
      We have appointed JPMorgan Chase Bank, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below.
      Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:
JPMorgan Chase Bank, N.A., Exchange Agent
By First-Class, Registered or Certified Mail,Express Delivery or Hand Delivery after
4:30 p.m. on the Expiration Date as follows:
By First-Class/ Registered/ Certified Mail:
JPMorgan Chase Bank, N.A.
Worldwide Securities Services
P.O. Box 2320
Dallas, Texas 75221-2320
By Express Delivery Only:
JPMorgan Chase Bank, N.A.
Worldwide Securities Services
2001 Bryan Street, 9th Floor
Dallas, Texas 75201
By Hand Only:
JPMorgan Chase Bank, N.A.
Worldwide Securities Services Window
4 New York Plaza — 1st Floor
New York, New York 10004
For Information
Call: (214) 468-6464
By Facsimile Transmission
(for Eligible Institutions only):
(214) 468-6494
Attention: Mr. Frank Ivins
Confirmation of Receipt:
(214) 468-6464

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.
Fees and Expenses
      The principal solicitation is being made by mail by JPMorgan Chase Bank, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.
Accounting Treatment
      We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.
Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.
Consequences of Exchanging or Failing to Exchange Old Notes
      If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	your are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of any unsold allotment in the initial offering; or

•	you are a participating broker-dealer

      We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES
New Notes Versus Old Notes
      The new notes are substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.
      The new notes will be issued under an indenture, dated as of January 10, 2005, between Moog Inc. and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) as supplemented by a first supplemental indenture dated as of September 12, 2005 (such indenture, as supplemented, the “Indenture”), in exchange for old notes issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summaries of certain provisions of the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition in the Indenture and the Registration Rights Agreement of certain terms.
      You can find the definitions of certain terms used in this “Description of New Notes” under the caption “— Certain Definitions.” Certain defined terms used in this “Description of New Notes” but not defined below under the “— Certain Definitions” or elsewhere in this “Description of New Notes” have the meanings assigned to them in the Indenture. In this description, the word “Moog” refers only to Moog Inc. and not to any of its subsidiaries.
      The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder. We issued $150.0 million principal amount of notes under the Indenture (the “Existing Notes”) on January 10, 2005 and the old notes in an additional $50.0 million principal amount under the Indenture on September 12, 2005.
General
      The form and terms of the Existing Notes and the new notes to be issued in this offer will be the same in all material respects, except that the Existing Notes were registered under the Securities Act at the time they were issued. The old notes have not been registered under the Securities Act and are subject to transfer restrictions.
      The Existing Notes, the old notes and the new notes to be received in the exchange offering will be treated as a single series under the Indenture, including for purposes of determining whether the required percentage of Holders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. However, the new notes will not have the same CUSIP number as the old notes.
      The notes that may be issued under the Indenture are not limited in aggregate principal amount. Additional senior subordinated notes (the “Additional Notes”) may be issued under the Indenture. Any offering of Additional Notes is subject to the covenant described in this prospectus under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The new notes offered hereby, the Existing Notes, the old notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. When we use the term “notes” in this “Description of the New Notes,” the term includes the new notes, the Existing Notes, the old notes.
      The new notes:

•	will be Moog’s general unsecured obligations;

•	will be subordinated in right of payment to all of Moog’s existing and future Senior Debt, including the Indebtedness under the Credit Agreement;

•	will be pari passu in right of payment with any of Moog’s future senior subordinated Indebtedness;

•	will be senior in right of payment to any of Moog’s future subordinated Indebtedness; and

•	will be effectively subordinated to any existing and future Indebtedness and other liabilities of Moog’s Subsidiaries.
      As of the Issue Date, all of Moog’s subsidiaries will be Restricted Subsidiaries. However, under the circumstances described in this prospectus under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Moog will be permitted to designate certain of its subsidiaries as Unrestricted Subsidiaries. Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.
Maturity and Interest
      The new notes will be issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof. The new notes will mature on January 15, 2015.
      Interest on the new notes will accrue at the rate of 6.25% per annum and will be payable semi-annually in arrears on January 15 and July 15. Moog will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1. Any Additional Interest due on the old notes will be paid on the same dates as interest on the new notes. See the discussion in this prospectus under the caption “— Registration Rights; Additional Interest.”
      Interest on the new notes will accrue from July 15, 2005 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments of Principal and Interest
      The Indenture will require that payments in respect of the new notes (including principal, premium and interest) held of record by DTC be made in same-day funds. Payments in respect of new notes held of record by holders other than DTC may, at the option of Moog, be made by check and mailed to such holders of record as shown on the register for the new notes. However, if a Holder has given wire transfer instructions to Moog, Moog will pay all principal, interest and premium on that Holder’s new notes in accordance with those instructions.
Transfer and Exchange
      A holder may transfer or exchange the notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Moog may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Moog is not required to transfer or exchange any note selected for redemption. Also, Moog is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
      The registered Holder of a note will be treated as the owner of it for all purposes.
Subordination
      The payment of principal, interest and premium on the new notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Moog, including Senior Debt of Moog incurred after the Issue Date.
      The holders of Senior Debt of Moog will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Moog (including interest after the commencement of any bankruptcy proceeding at the rate specified for the applicable Senior Debt of Moog) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described in this prospectus under the caption “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Moog in connection with:

(1)	any liquidation, dissolution or winding up of Moog;

(2)	any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Moog or its property;

(3)	any assignment by Moog for the benefit of creditors; or

(4)	any marshaling of Moog’s assets and liabilities.
      Moog also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described in this prospectus under the caption “— Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt of Moog occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt of Moog that permits holders of that series of Designated Senior Debt of Moog to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of such Designated Senior Debt (a “nonpayment default”).
      Payments on the notes may and shall be resumed:

(1)	in the case of a payment default on Designated Senior Debt of Moog, upon the date on which such default is cured or waived; and

(2)	in case of a nonpayment default on Designated Senior Debt of Moog, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of Moog has been accelerated.
      No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
      If the Trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described below under the caption “— Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the Holder has actual knowledge that the payment is prohibited (provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt of Moog), the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of Moog. Upon the proper written request of the holders of Senior Debt of Moog, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Moog must promptly notify holders of its Senior Debt if payment of the notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Moog, Holders of the notes may recover less ratably than creditors of Moog who are holders of Senior Debt of Moog.
      “Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by Moog as “Designated Senior Debt.”
      “Permitted Junior Securities “ means:

(1)	Equity Interests in Moog or any other business entity provided for by a plan of reorganization; and

(2)	debt securities of Moog or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and to any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the Indenture.
      “Senior Debt” means:

(1)	all Indebtedness of Moog or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the Issue Date or incurred thereafter;

(2)	any other Indebtedness of Moog or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or the relevant Note Guarantee, respectively;

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law); and

(4)	Indebtedness of Moog pursuant to the Supplemental Plan.
Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Moog or any Guarantor;

(2)	any Indebtedness of Moog or any Guarantor to any of its Subsidiaries or other Affiliates;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the Indenture;

(5)	any Indebtedness of Moog or any Guarantor that, when incurred, was without recourse to Moog or such Guarantor;

(6)	any repurchase, redemption or other obligation in respect of Disqualified Stock; or

(7)	any Indebtedness owed to any employee of Moog or any of its Subsidiaries (other than pursuant to the Supplemental Plan, except to the extent exceeding $20.0 million).

Optional Redemption
      At any time prior to January 15, 2008, Moog may redeem up to 35% of the aggregate principal amount of notes (including any Additional Notes) at a redemption price of 106.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes (including any Additional Notes) originally issued remains outstanding immediately after the occurrence of such redemption (excluding notes held by Moog or its Subsidiaries); and

(2)	the redemption must occur within 120 days of the date of the closing of such Equity Offering.
      At any time prior to January 15, 2010, Moog may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption. Except pursuant to this paragraph and the preceding paragraph, the notes will not be redeemable at Moog’s option prior to January 15, 2010.
      On or after January 15, 2010, Moog may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage

2010	103.125%
2011	102.083%
2012	101.042%
2013 and thereafter	100.000%
      If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)	if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem appropriate.
      No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Mandatory Redemption
      Moog is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of notes will have the right to require Moog to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Moog will offer to repurchase the notes at a price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, Moog will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Moog will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Moog will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, Moog will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Moog.
      The Paying Agent will promptly mail or wire transfer to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a replacement note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.
      Prior to repurchasing any notes pursuant to the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Moog will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Moog will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The Credit Agreement currently restricts Moog’s right to purchase the notes and also provides that certain change of control events with respect to Moog would constitute, or may result in, a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Moog becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Moog is prohibited from purchasing the notes, Moog could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Moog does not obtain such consent or repay such borrowings, Moog will remain prohibited from purchasing the notes. In such case, Moog’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

      The provisions described above that require Moog to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that Moog repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Moog will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Moog and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Moog and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Moog to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Moog and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      Moog will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Moog (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined in good faith by Moog’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by Moog or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on Moog’s or such Restricted Subsidiary’s most recent balance sheet) of Moog or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms pari passu with or subordinated to the notes or any Note Guarantee and liabilities to the extent owed to Moog or any Affiliate of Moog) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases Moog or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Moog or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by Moog or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 60 days after such Asset Sale; and

(c)	any Designated Non-cash Consideration received by Moog or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (c) that is at that time outstanding, not to exceed $25.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Moog may apply such Net Proceeds at its option:

(1)	to repay Senior Debt of Moog or any Guarantor or Indebtedness of any other Restricted Subsidiary and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2)	to purchase Replacement Assets or make a capital expenditure in, or that is used or useful in, a Permitted Business.
      Pending the final application of any such Net Proceeds, Moog may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $25.0 million, Moog will make an offer (an “Asset Sale Offer”) to all Holders of notes, and to all holders of other Indebtedness that is pari passu with the notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Moog may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      Moog will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Moog will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The Credit Agreement currently restricts Moog’s right to purchase the notes and also provides that certain asset sale events with respect to Moog would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Moog becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Moog is prohibited from purchasing the notes, Moog could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Moog does not obtain such consent or repay such borrowings, Moog will remain prohibited from purchasing the notes. In such case, Moog’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.
Certain Covenants

Restricted Payments
      (A) Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of Moog’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Moog or any of its

Restricted Subsidiaries) or to the direct or indirect holders of Moog’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Moog or to Moog or a Restricted Subsidiary of Moog);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Moog) any Equity Interests of Moog or any Guarantor held by Persons other than Moog or any of its Restricted Subsidiaries;

(iii)	make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any Note Guarantee; or

(iv)	make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	Moog would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described in this prospectus under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Moog and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Moog for the period (taken as one accounting period) from September 26, 2004 to the end of Moog’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by Moog since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Moog or from the issue or sale of Disqualified Stock or debt securities of Moog that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Moog), plus

(c)	with respect to Restricted Investments made by Moog and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from dividends or other distributions, repayments of loans or advances, or other transfers of assets, in each case to Moog or any Restricted Subsidiary of Moog or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investment previously made by Moog or any Restricted Subsidiary of Moog in such Person or Unrestricted Subsidiary.

      (B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Moog or any Guarantor or of any Equity Interests of Moog or any Guarantor in exchange for, or out of the net cash proceeds of a contribution to the common equity of Moog or a substantially concurrent sale (other than to a Subsidiary of Moog) of, Equity Interests (other than Disqualified Stock) of Moog; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Moog or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of Moog to the holders of its common Equity Interests on a pro rata basis;

(5)	the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of Moog or any Restricted Subsidiary of Moog held by any member of Moog’s or any Restricted Subsidiary’s management or by employees, former employees, directors or former directors of Moog or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for such redeemed, repurchased, acquired or retired Equity Interests shall not exceed $750,000 in any twelve-month period or $5 million in the aggregate;

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; or

(7)	Restricted Payments which, when taken together with all other Restricted Payments made pursuant to this clause (7), do not exceed $25.0 million at any time.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Moog or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment-banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Moog shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
      If Moog or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, would, in Moog’s good faith determination, be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Moog’s financial statements for any period affecting the calculations set forth above with respect to such Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock
      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Moog will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that Moog or any of its Restricted Subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for Moog’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.
      So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Moog and its Restricted Subsidiaries thereunder) not to exceed $390 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Moog or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described in this prospectus under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2)	the incurrence of Existing Indebtedness;

(3)	the incurrence by Moog of Indebtedness represented by the notes to be issued on the date of the Indenture;

(4)	the incurrence by Moog or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Moog or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $40 million at any time outstanding and (b) 5% of the Consolidated Net Tangible Assets of Moog;

(5)	the incurrence by Moog or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (10) of this paragraph;

(6)	the incurrence by Moog or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Moog or any of its Restricted Subsidiaries; provided, however, that:

(a)	if Moog or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Moog, or the Note Guarantee, in the case of a Guarantor;

(b)	Indebtedness owed to Moog or any Guarantor may not be subordinated in right of payment to any other indebtedness of the obligor of such Indebtedness, unless the obligor of such Indebtedness is Moog or a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Moog or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Moog or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Moog or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Guarantee by Moog or any of its Restricted Subsidiaries of Indebtedness of Moog or a Restricted Subsidiary of Moog that was permitted to be incurred by another provision of this covenant;

(8)	the incurrence of Indebtedness pursuant to the Supplemental Plan in an aggregate amount not to exceed $20 million outstanding at any time;

(9)	the incurrence of Indebtedness by any Foreign Subsidiary in an aggregate principal amount not to exceed $50 million outstanding at any time; or

(10)	the incurrence by Moog or any Restricted Subsidiary of Moog of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $100 million.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Moog will be permitted to classify at the time of its incurrence (and later reclassify) such item of Indebtedness in any manner that complies with this covenant.
      Notwithstanding any other provision of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
Limitation on Senior Subordinated Debt
      Moog will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Moog unless it is pari passu or subordinate in right of payment to the notes. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Moog or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Liens
      Moog will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Moog or any of its Restricted Subsidiaries or pay any liabilities owed to Moog or any of its Restricted Subsidiaries;

(2)	make loans or advances to Moog or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Moog or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the Issue Date;

(2)	set forth in the Indenture or the notes;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4)	with respect to any Person or the property or assets of a Person acquired by Moog or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or asset of Moog or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture; or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Moog or any Restricted Subsidiary thereof in any manner material to Moog or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)	existing on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)	existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case, contained in joint venture agreements; and

(9)	existing under, by reason of or with respect to Indebtedness incurred by Foreign Subsidiaries, provided that the aggregate amount outstanding at any time thereunder shall not exceed $20.0 million.
Merger, Consolidation or Sale of Assets
      Moog will not, directly or indirectly (x) consolidate or merge with or into another Person (whether or not Moog is the surviving corporation) or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Moog and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)	either (a) Moog is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Moog) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all obligations of Moog under the notes, the Indenture and the Registration Rights Agreement pursuant to a supplementary indenture reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction no Default or Event of Default exists; and

(3)	immediately after giving effect to such transaction on a pro forma basis, Moog or the Person formed by or surviving any such consolidation or merger (if other than Moog), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described in this prospectus under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      In addition, neither Moog nor any Restricted Subsidiary thereof may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among Moog or any of its Restricted Subsidiaries or (b) any merger with any Affiliate of Moog if (in the case of this clause (b)) in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Moog and such transaction shall not have as one of its purposes the evasion of the foregoing restrictions.
Transactions with Affiliates
      Moog will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to Moog or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Moog or such Restricted Subsidiary with a Person that is not an Affiliate of Moog; and

(2)	Moog delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Moog or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among Moog and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of directors and executive officers of Moog;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described in this prospectus under the caption “— Restricted Payments;”

(4)	any sale of Equity Interests (other than Disqualified Stock) of Moog; and

(5)	Affiliate Transactions with any Person solely in its capacity as a holder of debt or capital stock of Moog or of any Restricted Subsidiary of Moog where such Person is treated no more favorably than any other holder of debt or capital stock of Moog or such Restricted Subsidiary, provided that such Person holds no more than 10% of the outstanding debt or capital stock of Moog or such Restricted Subsidiary.
Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary of Moog to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by Moog or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Moog or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described in this prospectus under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	the aggregate fair market value of all outstanding Investments owned by Moog and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Moog or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such

Investment would be permitted under the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments;”

(3)	such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, Moog or any Restricted Subsidiary thereof,

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with Moog or any Restricted Subsidiary of Moog unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Moog or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Moog;

(b)	is a Person with respect to which neither Moog nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Moog or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d)	has at least one director on its Board of Directors that is not a director or officer of Moog or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of Moog or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.
Any designation of a Restricted Subsidiary of Moog as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of Moog as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the Indenture, Moog will be in default under the Indenture.
      The Board of Directors of Moog may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Moog of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described in this prospectus under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments;”

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted as discussed in this prospectus under the caption “— Certain Covenants — Liens;” and

(4)	no Default or Event of Default would be in existence following such designation.

Guarantees
      Moog will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Indebtedness of Moog or any Guarantor (other than Senior Debt permitted to be incurred under the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Note Guarantee”) of the payment of the notes by such Restricted Subsidiary, which Note Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness with the same relative priority as the notes or Note Guarantee shall have with respect to such other Indebtedness.
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Moog or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture or its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described in this prospectus under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of Moog, if the sale of all such Capital Stock of that Guarantor complies with the covenant described in this prospectus under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2)	if Moog properly designates such Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3)	upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.
Business Activities
      Moog will not, and will not permit any Restricted Subsidiary of Moog to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Moog and its Restricted Subsidiaries taken as a whole.
Payments for Consent
      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, Moog will file a copy of all of the information and reports referred to in clauses (1) and (2) below with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such filing) and furnish such information to the Trustee and, upon request, furnish such information to the Holders of the notes and prospective investors:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Moog were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Moog’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K.
      If Moog has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Moog and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Moog.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes whether or not prohibited by the subordination provisions of the Indenture;

(2)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes whether or not prohibited by the subordination provisions of the Indenture;

(3)	failure by Moog or any of its Restricted Subsidiaries to comply with the provisions described in this prospectus under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by Moog or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of notes outstanding to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Moog or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Moog or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

(6)	failure by Moog or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final and non appealable; and

(7)	certain events of bankruptcy or insolvency with respect to Moog, any Guarantor or any Significant Subsidiary of Moog (or any Restricted Subsidiaries of Moog that together would constitute a Significant Subsidiary).
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Moog or any Significant Subsidiary of Moog (or any Restricted Subsidiaries of Moog that together would constitute a Significant Subsidiary), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Moog specifying the Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, that acceleration will not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by Moog and the agent under the Credit Agreement of written notice of the acceleration of the notes.
      Holders of notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice to the Holders of the notes of any Default, except a Default in payment of principal or premium, if any, or interest or Additional Interest on the notes, if the Trustee considers it to be in the best interest of the Holders of the notes to do so.
      In the event of a declaration of acceleration of the notes because an Event of Default specified in paragraph (5) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to such paragraph (5) shall be remedied or cured by Moog or a Restricted Subsidiary of Moog or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) all Events of Default (other than nonpayment of accelerated principal, premium or interest or Additional Interest, if any) have been cured or waived, (2) Moog has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (3) the rescission would not conflict with any judgment or decree.
      The Holders of a majority in principal amount of the outstanding notes shall have the right to waive any existing Default or compliance with any provision of the Indenture or the notes (except a Default or Event of Default relating to the payment of principal, interest, Additional Interest or premium on such notes) and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes.
      No Holder of a note will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

(1)	the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of the outstanding notes make a written request and offer indemnity to the Trustee to institute proceeding as a trustee;

(3)	the Trustee fails to institute proceedings within 60 days of the request; and

(4)	the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with their request during the 60-day period.

      However, these limitations do not apply to a suit instituted by any Holder for payment on notes on or after the due dates expressed in the notes.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Moog with the intention of avoiding payment of the premium that Moog would have had to pay if Moog then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.
      Moog is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Moog is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Moog, as such, shall have any liability for any obligations of Moog or any Guarantors under the notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture, the notes or any Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including Additional Notes, if any) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement, or waiver to the Indenture or the note;

(2)	reduce the rate of or change the time for payment of interest on the notes;

(3)	reduce the principal of or premium on the notes or change the stated maturity of the notes;

(4)	make any note payable in money other than that stated in the note;

(5)	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption may be made;

(6)	waive a Default or Event of Default on the payment of the principal of, or interest or premium or Additional Interest, if any, on the notes (except a rescission of acceleration of such notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of payment default that resulted from such acceleration);

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	waive a redemption payment or change any of the provisions with respect to redemption;

(9)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(10)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes or any Note Guarantees;

(11)	amend, change or modify the obligation of Moog to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the provisions described in this prospectus under the caption “Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of Moog to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the provisions described in this prospectus under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(12)	except as otherwise permitted under the covenants described in this prospectus under the captions “— Certain Covenants — Guarantees” and “— Certain Covenants — Merger, Consolidation and Sale of Assets,” consent to the assignment or transfer by Moog or any Guarantor of any of their rights or obligations under the Indenture;

(13)	amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Note Guarantee in any manner adverse to the holders of the notes or any Note Guarantee; or

(14)	make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding paragraph, without the consent of any Holders of notes, Moog, any Guarantor and the Trustee may amend or supplement the Indenture or the notes to:

(1)	provide for an assumption of all of Moog’s or any Guarantor’s obligations under the Indenture, the notes or any Note Guarantee by the surviving entity following a merger or consolidation or sale of substantially all of the assets of Moog or such Guarantor permitted under the Indenture;

(2)	provide for uncertificated notes in addition to certificated notes;

(3)	comply with any requirements of the Commission under the Trust Indenture Act;

(4)	provide for the issuance of Additional Notes in accordance with the Indenture;

(5)	comply with the provision of the covenant described in this prospectus under the caption “— Certain Covenants — Guarantees”;

(6)	cure any ambiguity, defect or inconsistency, or make any other change that would provide additional rights or benefits to, or does not materially adversely affect the rights of, any Holder of the notes; and

(7)	appoint a successor trustee under the Indenture with respect to the notes.
Legal Defeasance and Covenant Defeasance
      The Indenture permits Moog, at any time, to elect:

(1)	to defease and be discharged from any and all of its obligations with respect to any notes except for the following obligations (which discharge is referred to as “legal defeasance”):

(a)	the rights of Holders of outstanding notes to receive payment of principal of, interest premium or Additional Interest, if any, on such notes when such payments are due from the trust described below;

(b)	to register the transfer or exchange of the notes.

(c)	to replace temporary or mutilated, destroyed, lost or stolen notes;

(d)	the rights, powers, trusts, duties and immunities of the Trustee and Moog’s and any Guarantor’s obligations in connection therewith;

(e)	to maintain an office or agency in respect of the notes and to hold monies for payment in trust; or

(f)	in respect of the legal defeasance provisions set forth in the Indenture; or

(2)	to be released from its obligations with respect to the notes under certain covenants contained in the Indenture (which release is referred to as “covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the notes.
      In order to exercise either defeasance option, Moog must irrevocably deposit with the Trustee, in trust for this purpose, cash or U.S. Government Obligations, or a combination thereof, which in the opinion of a nationally recognized firm of independent public accountants, provides a sufficient amount to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the notes, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the Indenture and Moog must specify whether such notes are being defeased to maturity or a particular redemption date.
      In addition, defeasance may be effected only if, among other things:

(1)	in the case of either legal or covenant defeasance, Moog delivers to the Trustee an opinion of counsel, as specified in the Indenture, stating that the creation of the defeasance does not violate the Investment Company Act of 1940;

(2)	in the case of legal defeasance, Moog delivers to the Trustee an opinion of counsel stating that Moog has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the Holders of outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, Moog delivers to the Trustee an opinion of counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4)	certain other conditions in the Indenture are satisfied.
      If Moog fails to comply with its remaining obligations under the Indenture and applicable supplemental Indenture after a covenant defeasance of the Indenture and applicable supplemental Indenture, and the notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee could be insufficient to pay amounts due under the notes at the time of acceleration. Moog will, however, remain liable in respect of these payments.

Governing Law
      The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.
Registration Rights; Additional Interest
      In connection with our issuance of the old notes, Moog entered into the Registration Rights Agreement with the initial purchaser. The filing of the exchange offer registration statement, of which this prospectus is a part, is intended to satisfy Moog’s obligation under the Registration Rights Agreement. The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines the registration rights of the holders of the old notes. See the information provided in this prospectus under the caption “Where to Obtain Additional Information.”
      Moog and the initial purchaser entered into a registration rights agreement dated September 12, 2005. Pursuant to the Registration Rights Agreement, Moog agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the exchange offer registration statement, Moog will offer to the holders of old notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their old notes for new notes.
      If:

(1)	Moog is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

(2)	for any reason, the exchange offer is not consummated within the required time period; or

(3)	any holder of old notes notifies Moog that:

(a)	it is prohibited by law or Commission policy from participating in the exchange offer; or

(b)	it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from Moog or an affiliate of Moog,
Moog will file with the Commission a shelf registration statement to cover resales of the new notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.
      Moog will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.
      The Registration Rights Agreement provides:

(1)	unless the exchange offer would not be permitted by applicable law or Commission policy, Moog will file an exchange offer registration statement with the Commission on or prior to 90 days after the closing of this offering;

(2)	unless the exchange offer would not be permitted by applicable law or Commission policy, Moog will use its reasonable best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the closing of this offering;

(3)	unless the exchange offer would not be permitted by applicable law or Commission policy, Moog will:

(a)	commence the exchange offer; and

(b)	issue new notes in exchange for all old notes tendered prior thereto in the exchange offer; and

(4)	if obligated to file the shelf registration statement, Moog will file the shelf registration statement with the Commission on or prior to 90 days after such filing obligation arises and use its reasonable best efforts to cause the shelf registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.
      If:

(1)	Moog fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2)	any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)	Moog fails to consummate the exchange offer within 30 Business Days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Moog will pay Additional Interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one quarter of one percent (0.25%) per annum on the principal amount of notes held by such holder.
      The amount of the Additional Interest will increase by an additional one quarter of one percent (0.25%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum.
      All accrued Additional Interest will be paid by Moog on each interest payment date to the holder of the Global Note by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
      Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.
      Holders of old notes will be required to make certain representations to Moog (as described in the Registration Rights Agreement) in order to participate in this exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring old notes, a holder will be deemed to have agreed to indemnify Moog against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Moog.
Information Concerning the Trustee
      Moog and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. In addition, JPMorgan Chase Bank, N.A. is a lender under the Credit Agreement.

Book-Entry, Delivery and Form
      The new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued at the closing of this exchange offer only pursuant to valid tenders of old notes. The new notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the notes in certificated forms. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Moog takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised Moog that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised Moog that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Moog and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Moog, the Trustee nor any agent of Moog or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised Moog that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Moog. Neither Moog nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Moog and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      DTC has advised Moog that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Moog nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Moog that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case Moog fails to appoint a successor depositary within 90 days of becoming aware of such condition;

(2) Moog, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised Moog that, in such event, under its current practices, DTC would notify its participants of Moog’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear an applicable restrictive legend; unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      Moog will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Moog will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Moog expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Moog that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Interest” means all additional interest owing on the notes pursuant to the Registration Rights Agreement.
      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Applicable Premium” means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the principal amount of such note and (ii) any excess of (A) the present value (discounted semi-annually) at such date of redemption of (1) the redemption price of such note at January 15, 2010 (such redemption price being described in this prospectus under the caption “— Optional Redemption”) plus (2) all remaining required interest payments due on such note through January 15, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Moog and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described in this prospectus under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described in this prospectus under the caption “— Certain Covenants -Merger, Consolidation or Sale of Assets” and not by the provisions described in this prospectus under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(2) the issuance of Equity Interests by any of Moog’s Restricted Subsidiaries or the sale by Moog or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).
      Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $3.0 million;

(2) a transfer of assets between or among Moog and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Moog to Moog or to another Restricted Subsidiary of Moog;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(7) a Restricted Payment that is permitted by the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments;” and

(8) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Moog or its Restricted Subsidiaries.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is concurrently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Business Day” means any day other than a Legal Holiday.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars or the currency of Taiwan or any country recognized by the United States;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, demand deposits or savings deposits, in each case, with any commercial bank organized under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States and having capital and surplus in excess of $100.0 million (or the foreign currency equivalent thereof) and whose outstanding debt is rated “A” (or such similar rating) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and issued by a corporation (other than an Affiliate of Moog) organized and in existence under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Moog and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Moog;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Moog;

(4) the first day on which a majority of the members of the Board of Directors of Moog are not Continuing Directors; or

(5) Moog consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Moog, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Moog or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Moog outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person.
      “Commission” means the United States Securities and Exchange Commission.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;
in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Moog shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Moog (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of Moog and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Moog by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs, and (2) current liabilities.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Moog who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 3, 2003, by and among Moog, HSBC Bank USA, National Association, as agent, and certain lenders named therein providing for term loan borrowings in the original principal amount of $75 million and up to $315 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement or refinancing is with any of the same financial institutions or otherwise and regardless of whether any one or more of Moog and its Subsidiaries are or become borrowers thereunder.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Moog or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or collection of such Designated Non-cash Consideration.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Moog to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Moog may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.
      “Domestic Subsidiary” means any Restricted Subsidiary of Moog other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of Moog pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan) or (ii) any private placement of Capital Stock (other than Disqualified Stock) of Moog to any Person other than a Restricted Subsidiary of Moog.
      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of Moog and its Restricted Subsidiaries in existence on the Issue Date after giving effect to the application of the proceeds of the notes, until such amounts are repaid.
      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except as otherwise specified in the Indenture) in good faith by (i) senior management of Moog if the aggregate amount of the transaction with respect to which fair market value of the transaction is being determined does not exceed $20.0 million and (ii) the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, if the aggregate amount of the transaction with respect to which fair market value is being determined exceeds $20.0 million.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of Moog or to Moog or a Restricted Subsidiary of Moog, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of such period and Consolidated Cash Flow for such period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.
      “Foreign Subsidiary” means any Subsidiary of Moog that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantor” means any Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture and its successors and assigns until released from its obligations under its Note Guarantee and the Indenture in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.
      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Moog will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Moog and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Moog or its Restricted Subsidiary as accrued.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(7) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(9) with respect to Moog, all obligations pursuant to the Supplemental Plan.
      In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;
provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) obligations in respect of performance, surety or appeal bonds or performance or completion guarantees provided in the ordinary course of business;

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five Business Days of its incurrence; or

(iv) Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Moog or any of its Restricted Subsidiaries pursuant to agreements providing for adjustment of purchase price or similar obligations, in any case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Moog or any Restricted Subsidiary in connection with such disposition.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Moog or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If Moog or any Restricted Subsidiary of Moog sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of Moog such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Moog, Moog will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Moog or any Restricted Subsidiary of Moog of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Moog or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described in this prospectus under the caption “— Certain Covenants — Restricted Payments.”
      “Issue Date” means the date of original issuance of the Existing Notes under the Indenture.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Moog or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or is required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (5) appropriate amounts to be provided by Moog or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of Moog by at least two Officers of Moog, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Moog, that meets the requirements of the Indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of Moog) that meets the requirements of the Indenture.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by Moog and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1) any Investment in Moog or in a Restricted Subsidiary of Moog;

(2) any Investment in Cash Equivalents;

(3) any Investment by Moog or any Restricted Subsidiary of Moog in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Moog; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Moog or a Restricted Subsidiary of Moog;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Moog;

(6) Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) loans or advances to Moog’s officers or employees or those of any Restricted Subsidiary of Moog that do not in the aggregate exceed $7 million at any time outstanding;

(8) stock, obligations or securities received in satisfaction of judgments or as a result of the compromise or resolution of a dispute or in a workout of a claim;

(9) Investments in the Supplemental Plan; and

(10) other Investments in any Person (other than a Person that controls Moog) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, not to exceed the greater of $50 million and 50% of the Consolidated Cash Flow of Moog for Moog’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date such Investment is made.
      “Permitted Liens” means:

(1) Liens on the assets of Moog or any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred and Liens on the assets of any other Restricted Subsidiary securing Indebtedness incurred by such Restricted Subsidiary;

(2) Liens in favor of Moog or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Moog or any Restricted Subsidiary of Moog, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Moog or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Moog or any Restricted Subsidiary of Moog, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Moog or the Restricted Subsidiary;

(5) Liens existing on the Issue Date;

(6) Liens incurred in the ordinary course of business of Moog or any Restricted Subsidiary of Moog with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described in this prospectus under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement; and

(8) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien covers only the assets that secure the Indebtedness being refinanced.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Moog or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Moog or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or any Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or such Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the notes or such Note Guarantees; and

(5) such Permitted Refinancing Indebtedness is incurred either by Moog or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
      “Registration Rights Agreement” means any registration rights agreement between Moog and the other parties thereto relating to the registration of the new notes under the Securities Act.
      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting

Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Rating Services and its successors.
      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Supplemental Plan” means, collectively, the Moog Inc. Supplemental Retirement Plan and the Moog Inc. Supplemental Retirement Plan Trust, in each case, as in effect on the Issue Date or as may be amended from time to time with the approval of a majority of the disinterested members of the Board of Directors.
      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to January 15, 2010; provided, however, that if the then remaining term of the notes to January 15, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then remaining term of the notes to January 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Unrestricted Subsidiary” means any Subsidiary of Moog that is designated by the Board of Directors of Moog, as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described in this prospectus under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.
      “U.S. Government Obligations” means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the exchange of the old notes for the new notes and the ownership and disposition by an initial beneficial owner of the new notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.
      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial holders who purchased the old notes for cash at the original offering price and who hold the new notes as capital assets (generally for investment purposes). If a partnership holds old notes or new notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This summary does not consider any tax consequences arising under United States federal gift and estate tax law (except to the limited extent set forth in this prospectus under the caption “— Consequences to Non-U.S. Holders”) or under the laws of any foreign, state, local or other jurisdiction.
      Any tax statement herein regarding any U.S. federal tax consequences is not intended or written to be used, and cannot be used, by any taxpayer for purpose of avoiding any penalties. Any such statement herein was written in connection with the marketing or promotion of the transaction to which the statement relates. Investors considering whether to exchange old notes for new notes should consult their own independent tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.
Consequences to U.S. Holders
      You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. Person.

Interest on the New Notes
      You will generally be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the New Notes
      You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of the new note. This gain or loss will equal the difference between your adjusted tax basis in the new note and the proceeds you receive for the new note, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in gross income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the new note. Your adjusted tax basis in the new note will generally equal the amount you paid for the old note reduced by any principal payments received. Under current United States federal income tax law, net long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses may be subject to limitation.

Exchange Offer
      The exchange of an old note for a new note pursuant to the exchange offer should not constitute a material modification of the terms of an old note and, therefore, should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange should have no U.S. federal income tax consequences to a U.S. Holder, so that the U.S. Holder’s holding period and adjusted tax basis for a new note would not be affected, and the U.S. Holder would continue to take into account income in respect of a new note in the same manner as before the exchange.

Information Reporting and Backup Withholding
      Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, new notes held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.
Consequences to Non-U.S. Holders
      You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of notes that is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

Interest on the New Notes
      Payments of interest on the notes generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of stock entitled to vote; and

•	you are not a “controlled foreign corporation” that is related to us.
      The exchange of an old note for a new note pursuant to the exchange offer should have no U.S. federal income tax consequences to a Non-U.S. Holder. Accordingly, the Non-U.S. Holder should continue to take into account income in respect of a new note in the same manner as before the exchange.
      The portfolio interest exemption and several of the special rules for Non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that you are not a U.S. person. If you hold the new notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our Paying Agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See the discussion in this prospectus under the caption “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of New Notes
      You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a new note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
      The exchange of an old note for a new note pursuant to the exchange offer should have no U.S. federal income tax consequences to a Non-U.S. Holder. Accordingly, the Non-U.S. Holder should continue to take into account income in respect of a new note in the same manner as before the exchange.

Income or Gain Effectively Connected with a U.S. Trade or Business
      If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. Federal Estate Tax
      If you are an individual and qualify for the portfolio interest exemption under the rules described above, the new notes held or treated as held by you will not be included in your estate for U.S. federal estate tax purposes, unless the income on the new notes is, at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding
      Payments to Non-U.S. Holders of interest on a new note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.
      Backup withholding tax generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if certification such as an IRS Form W-8BEN described in this prospectus under the caption “— Consequences to Non-U.S. Holders — Interest on the New Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.
      Payment of the proceeds of a sale of a new note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States Person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.
      Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.
      The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not intended as tax advice to any particular investor. Each prospective investor should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of receiving, holding and disposing of the new notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
      Based upon existing interpretations of the Securities Act by the staff of the Commission set forth in no action letters issued to unrelated third parties, and subject to the immediately following sentence, we believe that the new notes that will be issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who (1) is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the issuers, (2) has an arrangement or understanding to participate in the distribution (within the meaning of the Securities Act) of the new notes, (3) is a broker-dealer (within the meaning of the Securities Act) that acquired old notes directly from an issuer and is participating or intends to participate in the distribution (as so defined) of the new notes, or (4) is a broker-dealer (within the meaning of the Securities Act) that will receive new notes in exchange for old notes acquired for its own account as a result of market-making or other trading activities and is participating or intends to participate in the distribution (as so defined) of the new notes: (x) will not be able to rely on the interpretations by the staff of the Commission set forth in the above mentioned no action letters; (y) will not be able to tender its original notes in the exchange offer; and (z) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.
      Each broker-dealer that receives new notes, in exchange for old notes where those old notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities, in an exchange offer may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those old notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities. We have agreed, if requested by such a broker-dealer, to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 180 business days after the date on which the applicable exchange offer is consummated, or such longer period if extended under certain circumstances, or such earlier date as all such requesting broker-dealers have notified us in writing that all such requesting broker-dealers have resold all new notes acquired in the applicable exchange offer. We will provide copies of the prospectus, as amended or supplemented from time to time, to any broker-dealer promptly upon request at any time during such 180-day (or shorter or longer as provided in the preceding sentence) period in order to facilitate such resales.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offers may be sold from time to time in one or more transactions. These sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, and may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these new notes. Any broker-dealer that resells the new notes may be deemed to be an underwriter within the meaning of the Securities Act. If this is the case, any profit of any of these resales of new notes any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer (including certain expenses of one counsel for certain holders of the notes subject to the registration rights agreement), other than commissions and concessions of any brokers or dealers. We have also agreed to indemnify the holders of the old notes, including any participating broker-dealer, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Unless otherwise indicated in this prospectus, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the notes offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP. He and other attorneys in that firm beneficially own an aggregate of approximately 9,433 shares of Class A common stock.
EXPERTS
      The consolidated financial statements of Moog Inc. appearing in Moog Inc.’s Annual Report (Form 10-K) for the year ended September 24, 2005 (including the financial statement schedule appearing therein), and Moog Inc. management’s assessment of the effectiveness of internal control over financial reporting as of September 24, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of the Power and Data Technologies Group of the Kaydon Corporation and FCS Control Systems), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the Power and Data Technologies Group of the Kaydon Corporation and FCS Control Systems from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, or the “Exchange Act.” You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our Class A and Class B common stock are listed and traded on the New York Stock Exchange under the trading symbols “MOG.A” and “MOG.B” respectively. You also may inspect and copy our reports, proxy statements and other information filed with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York.
      We are “incorporating by reference” in this prospectus the information in documents we have filed with the SEC. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus.
      We incorporate by reference in this prospectus the documents listed below.

•	Our Annual Report on Form 10-K for the year ended September 24, 2005, which we filed with the SEC on December 7, 2005;

•	Our definitive 2005 Proxy Statement on Schedule 14A, which we filed with the SEC on December 9, 2005; and

•	All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time the exchange offer is completed.
      Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these documents, at no cost to you, by writing or calling us at the following address:
Moog Inc.
Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000
      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or calling us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.
      Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Moog’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b) of the BCL.
      Moog’s By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

Item 21.	Exhibits
      The following exhibits are filed with this registration statement:

Exhibit
No.	Description

2.1	Stock Purchase Agreement between Moog Inc., Moog Torrance Inc. and AlliedSignal Inc., incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated June 15, 1994.
2.2	Asset Purchase Agreement dated as of September 22, 1996 between Moog Inc., Moog Controls Inc., International Motion Control Inc., Enidine Holdings, L.P. and Enidine Holding Inc., incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated October 28, 1996.
2.3	Stock Purchase Agreement dated October 20, 1998 between Raytheon Aircraft Company and Moog Inc., incorporated by reference to exhibit 2(i) of the Company’s report on Form 8-K dated November 30, 1998.
2.4	Asset Purchase and Sale Agreement by and between Litton Systems, Inc. and Moog Inc. dated as of August 14, 2003, incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated September 4, 2003.
2.5	Stock Purchase Agreement by and among Kaydon Corporation, Kaydon Corporation Limited and Kaydon Acquisition IX, Inc. and Moog Inc., Moog Controls Limited and Moog Canada Corporation, dated July 26, 2005, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended June 25, 2005.
3.1	Restated Certificate of Incorporation of the Company, incorporated by reference to exhibit (3) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1989.
3.2	Restated By-laws of the Company, incorporated by reference to appendix B of the proxy statement filed under Schedule 14A on December 2, 2003.
4.1	Form of Indenture between Moog Inc. and JPMorgan Chase Bank, N.A., as Trustee, dated January 10, 2005, relating to the 6 1/4% Senior Subordinated Notes due 2015, incorporated by reference to exhibit 4.1 of the Company’s report on Form 8-K dated January 5, 2005.

Exhibit
No.	Description

4.2	First Supplemental Indenture between Moog Inc. and Banc of America Securities, LLC, dated as of September 12, 2005, incorporated by reference to exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.
4.3	Registration Rights Agreement between Moog Inc. and Banc of America Securities, LLC, dated as of September 12, 2005, incorporated by reference to exhibit 4.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.
5.1	Opinion of Hodgson Russ LLP (Filed herewith).
9.1	Agreement as to Voting, effective November 30, 1983, incorporated by reference to exhibit (i) of the Company’s report on Form 8-K dated December 9, 1983.
9.2	Agreement as to Voting, effective October 15, 1988, incorporated by reference to exhibit (i) of the Company’s report on Form 8-K dated November 30, 1988.
10.1	Deferred Compensation Plan for Directors and Officers, amended and restated May 16, 2002, incorporated by reference to exhibit 10(ii) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002.
10.2	Savings and Stock Ownership Plan, incorporated by reference to exhibit 4(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1989.
10.3	Form of Employment Termination Benefits Agreement between Moog Inc. and Employee-Officers, incorporated by reference to exhibit 10(vii) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 1999.
10.4	Supplemental Retirement Plan, as amended and restated, effective October 1, 1978 — amended August 30, 1983, May 19, 1987, August 30, 1988, December 12, 1996, November 11, 1999 and November 29, 2001, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended December 31, 2002.
10.5	1998 Stock Option Plan, incorporated by reference to exhibit A of the proxy statement filed under Schedule 14A on January 5, 1998.
10.6	2003 Stock Option Plan, incorporated by reference to exhibit A of the proxy statement filed under Schedule 14A on January 9, 2003.
10.7	Amended and Restated Loan Agreement among Certain Lenders, HSBC Bank USA, as agent, and Moog Inc. dated as of March 3, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 31, 2003.
10.8	Modification No. 1 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, as agent, and Moog Inc. dated as of August 6, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated September 4, 2003.
10.9	Moog Inc. Stock Employee Compensation Trust Agreement effective December 2, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended December 31, 2003.
10.10	Modification No. 2 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, as agent, and Moog Inc., dated as of March 5, 2004, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 31, 2004.
10.11	Form of Indemnification Agreement for officers, directors and key employees, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated November 30, 2004.
10.12	Forms of Stock Option Agreements under 1998 Stock Option Plan and 2003 Stock Option Plan, incorporated by reference to exhibit 10.12 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2004.
10.13	Modification No. 3 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of December 17, 2004, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated December 29, 2004.
10.14	Description of Management Profit Sharing Program, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 26, 2005.

Exhibit
No.	Description

10.15	Modification No. 4 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of April 13, 2005, incorporated by reference to exhibit 10.2 of the Company’s report on Form 10-Q for the quarter ended March 26, 2005.
10.16	Modification No. 5 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of July 19, 2005, incorporated by reference to exhibit 10.2 of the Company’s report on Form 10-Q for the quarter ended June 25, 2005.
12.1	Computation of Ratio of Earnings to Fixed Charges (Filed herewith).
21.1	Subsidiaries of the Company
Moog AG, Incorporated in Switzerland, wholly-owned subsidiary with branch operation in Ireland
Moog Australia Pty. Ltd., Incorporated in Australia, wholly-owned subsidiary
Moog do Brasil Controles Ltda., Incorporated in Brazil, wholly-owned subsidiary
(a) Moog de Argentina Srl, Incorporated in Argentina, wholly-owned subsidiary of Moog do Brasil Controles Ltda.
Moog Components Group Inc., Incorporated in New York, wholly-owned subsidiary
Moog Controls Corporation, Incorporated in Ohio, wholly-owned subsidiary with branch operation in the Republic of the Philippines
Moog Controls Hong Kong Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary
(a) Moog Motion Controls (Shanghai) Co., Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary of Moog Controls Hong Kong Ltd.
Moog Controls (India) Private Ltd., Incorporated in India, wholly-owned subsidiary
Moog Controls Ltd., Incorporated in the United Kingdom, wholly-owned subsidiary
(a) Moog Norden A.B., Incorporated in Sweden, wholly-owned subsidiary of Moog Controls Ltd.
(b) Moog OY, Incorporated in Finland, wholly-owned subsidiary of Moog Controls Ltd.
(c) IDM Technologies Limited, Incorporated in the United Kingdom, wholly-owned subsidiary of Moog Controls Ltd.
Moog Control System (Shanghai) Co. Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary
Moog Europe Holdings y Cia, S.C.S., Incorporated in Spain, wholly-owned subsidiary
(a) Moog Holding GmbH KG, a partnership organized in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
(1) Moog GmbH, Incorporated in Germany, wholly-owned subsidiary of Moog Holding GmbH KG
(1.a) Moog Italiana S.r.l., Incorporated in Italy, wholly-owned subsidiary of Moog GmbH
(2) Moog Hydrolux Sarl, Incorporated in Luxembourg, wholly-owned subsidiary of Moog Holding GmbH KG
(3) Pro Control AG, Incorporated in Switzerland, wholly-owned subsidiary of Moog Holding GmbH KG
(4) FCS Control Systems BV, Incorporated in the Netherlands, wholly-owned subsidiary of Moog Holding GmbH KG
(4.a) FCS Test Systems, Incorporated in the Netherlands, wholly-owned subsidiary of FCS Control Systems BV
(4.b) FCS Simulator Systems BV, Incorporated in the Netherlands, wholly-owned subsidiary of FCS Control Systems BV
(4.c) FCS Kelsey Limited, Incorporated in the United Kingdom, wholly-owned subsidiary of FCS Control Systems BV
(b) Moog Verwaltungs GmbH, Incorporated in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.

Exhibit
No.	Description

(c) Moog Ireland International Financial Services Centre Limited, Incorporated in Ireland, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
(d) Focal Technologies Corporation, Incorporated in Canada, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
Moog FSC Ltd., Incorporated in the Virgin Islands, wholly-owned subsidiary
Moog Holland Aircraft Services BV, Incorporated in Holland, wholly-owned subsidiary
Moog Industrial Controls Corporation, Incorporated in New York, wholly-owned subsidiary
Moog Japan Ltd., Incorporated in Japan, wholly-owned subsidiary
Moog Korea Ltd., Incorporated in South Korea, wholly-owned subsidiary
Moog Properties, Inc., Incorporated in New York, wholly-owned subsidiary
Moog Sarl, Incorporated in France, wholly-owned subsidiary, 95% owned by Moog Inc.; 5% owned by Moog GmbH
Moog Singapore Pte. Ltd., Incorporated in Singapore, wholly-owned subsidiary
(a) Moog Motion Controls Private Limited, Incorporated in India, wholly-owned subsidiary of Moog Singapore Pte. Ltd.
Electro-Tec Corporation, Incorporated in Delaware, wholly-owned subsidiary
FCS Com, Inc., Incorporated in Michigan, wholly-owned subsidiary
23.1	Consent of Ernst & Young LLP. (Filed herewith)
23.2	Consent of Hodgson Russ LLP (Filed herewith as exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1 (Filed herewith).
99.1	Form of Letter of Transmittal (Filed herewith).
99.2	Notice of Guaranteed Deliver (Filed herewith).
99.3	Form of Letters to Clients (Filed herewith).
99.4	Form of Letters to Brokers (Filed herewith).

Item 22.	Undertakings
      (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (iii) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on December 9, 2005.

MOOG INC.

By:	/s/ Robert T. Brady

Robert T. Brady
President and Chief Executive Officer
      We, the undersigned officers and directors of Moog Inc., hereby severally constitute and appoint Robert T. Brady and Robert R. Banta and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 of Moog Inc. and any and all amendments or supplements, whether pre-effective or post-effective, to said registration statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Moog Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert T. Brady Robert T. Brady	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2005

/s/ Robert R. Banta Robert R. Banta	Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Director	December 9, 2005

/s/ Donald R. Fishback Donald R. Fishback	Controller (Principal Accounting Officer)	December 9, 2005

/s/ Richard A. Aubrecht Richard A. Aubrecht	Director	December 9, 2005

/s/ Raymond Boushie Raymond Boushie	Director	December 9, 2005

/s/ James L. Gray James L. Gray	Director	December 9, 2005

/s/ Joe C. Green Joe C. Green	Director	December 9, 2005

/s/ John D. Hendrick John D. Hendrick	Director	December 9, 2005

Signature	Title	Date

/s/ Kraig H. Kayser Kraig H. Kayser	Director	December 9, 2005

/s/ Brian J. Lipke Brian J. Lipke	Director	December 9, 2005

/s/ Robert H. Maskrey Robert H. Maskrey	Director	December 9, 2005

/s/ Albert F. Myers Albert F. Myers	Director	December 9, 2005

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Stock Purchase Agreement between Moog Inc., Moog Torrance Inc. and AlliedSignal Inc., incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated June 15, 1994.
2.2	Asset Purchase Agreement dated as of September 22, 1996 between Moog Inc., Moog Controls Inc., International Motion Control Inc., Enidine Holdings, L.P. and Enidine Holding Inc., incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated October 28, 1996.
2.3	Stock Purchase Agreement dated October 20, 1998 between Raytheon Aircraft Company and Moog Inc., incorporated by reference to exhibit 2(i) of the Company’s report on Form 8-K dated November 30, 1998.
2.4	Asset Purchase and Sale Agreement by and between Litton Systems, Inc. and Moog Inc. dated as of August 14, 2003, incorporated by reference to exhibit 2.1 of the Company’s report on Form 8-K dated September 4, 2003.
2.5	Stock Purchase Agreement by and among Kaydon Corporation, Kaydon Corporation Limited and Kaydon Acquisition IX, Inc. and Moog Inc., Moog Controls Limited and Moog Canada Corporation, dated July 26, 2005, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended June 25, 2005.
3.1	Restated Certificate of Incorporation of the Company, incorporated by reference to exhibit (3) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1989.
3.2	Restated By-laws of the Company, incorporated by reference to appendix B of the proxy statement filed under Schedule 14A on December 2, 2003.
4.1	Form of Indenture between Moog Inc. and JPMorgan Chase Bank, N.A., as Trustee, dated January 10, 2005, relating to the 6 1/4% Senior Subordinated Notes due 2015, incorporated by reference to exhibit 4.1 of the Company’s report on Form 8-K dated January 5, 2005.
4.2	First Supplemental Indenture between Moog Inc. and Banc of America Securities, LLC, dated as of September 12, 2005, incorporated by reference to exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.
4.3	Registration Rights Agreement between Moog Inc. and Banc of America Securities, LLC, dated as of September 12, 2005, incorporated by reference to exhibit 4.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.
5.1	Opinion of Hodgson Russ LLP (Filed herewith).
9.1	Agreement as to Voting, effective November 30, 1983, incorporated by reference to exhibit (i) of the Company’s report on Form 8-K dated December 9, 1983.
9.2	Agreement as to Voting, effective October 15, 1988, incorporated by reference to exhibit (i) of the Company’s report on Form 8-K dated November 30, 1988.
10.1	Deferred Compensation Plan for Directors and Officers, amended and restated May 16, 2002, incorporated by reference to exhibit 10(ii) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002.
10.2	Savings and Stock Ownership Plan, incorporated by reference to exhibit 4(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1989.
10.3	Form of Employment Termination Benefits Agreement between Moog Inc. and Employee-Officers other than the Treasurer and Controller, incorporated by reference to exhibit 10(vii) of the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 1999.
10.4	Supplemental Retirement Plan, as amended and restated, effective October 1, 1978 — amended August 30, 1983, May 19, 1987, August 30, 1988, December 12, 1996, November 11, 1999 and November 29, 2001, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended December 31, 2002.
10.5	1998 Stock Option Plan, incorporated by reference to exhibit A of the proxy statement filed under Schedule 14A on January 5, 1998.
10.6	2003 Stock Option Plan, incorporated by reference to exhibit A of the proxy statement filed under Schedule 14A on January 9, 2003.

Exhibit
No.	Description

10.7	Amended and Restated Loan Agreement among Certain Lenders, HSBC Bank USA, as agent, and Moog Inc. dated as of March 3, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 31, 2003.
10.8	Modification No. 1 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, as agent, and Moog Inc. dated as of August 6, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated September 4, 2003.
10.9	Moog Inc. Stock Employee Compensation Trust Agreement effective December 2, 2003, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended December 31, 2003.
10.10	Modification No. 2 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, as agent, and Moog Inc., dated as of March 5, 2004, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 31, 2004.
10.11	Form of Indemnification Agreement for officers, directors and key employees, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated November 30, 2004.
10.12	Forms of Stock Option Agreements under 1998 Stock Option Plan and 2003 Stock Option Plan, incorporated by reference to exhibit 10.12 of the Company’s Annual report on Form 10-K for the fiscal year ended September 25, 2004.
10.13	Modification No. 3 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of December 17, 2004, incorporated by reference to exhibit 10.1 of the Company’s report on Form 8-K dated December 29, 2004.
10.14	Description of Management Profit Sharing Program, incorporated by reference to exhibit 10.1 of the Company’s report on Form 10-Q for the quarter ended March 26, 2005.
10.15	Modification No. 4 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of April 13, 2005, incorporated by reference to exhibit 10.2 of the Company’s report on Form 10-Q for the quarter ended March 26, 2005.
10.16	Modification No. 5 to Amended and Restated Loan Agreement among certain lenders, HSBC Bank USA, National Association, as agent, and Moog Inc., dated as of July 19, 2005, incorporated by reference to exhibit 10.2 of the Company’s report on Form 10-Q for the quarter ended June 25, 2005.
12.1	Computation of Ratio of Earnings to Fixed Charges (Filed herewith).
21.1	Subsidiaries of the Company:
Moog AG, Incorporated in Switzerland, wholly-owned subsidiary with branch operation in Ireland
Moog Australia Pty. Ltd., Incorporated in Australia, wholly-owned subsidiary
Moog do Brasil Controles Ltda., Incorporated in Brazil, wholly-owned subsidiary
(a) Moog de Argentina Srl, Incorporated in Argentina, wholly-owned subsidiary of Moog do Brasil Controles Ltda.
Moog Components Group Inc., Incorporated in New York, wholly-owned subsidiary
Moog Controls Corporation, Incorporated in Ohio, wholly-owned subsidiary with branch operation in the Republic of the Philippines
Moog Controls Hong Kong Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary
(a) Moog Motion Controls (Shanghai) Co., Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary of Moog Controls Hong Kong Ltd.
Moog Controls (India) Private Ltd., Incorporated in India, wholly-owned subsidiary
Moog Controls Ltd., Incorporated in the United Kingdom, wholly-owned subsidiary
(a) Moog Norden A.B., Incorporated in Sweden, wholly-owned subsidiary of Moog Controls Ltd.
(b) Moog OY, Incorporated in Finland, wholly-owned subsidiary of Moog Controls Ltd.
(c) IDM Technologies Limited, Incorporated in the United Kingdom, wholly-owned subsidiary of Moog Controls Ltd.
Moog Control System (Shanghai) Co. Ltd., Incorporated in People’s Republic of China, wholly-owned subsidiary

Exhibit
No.	Description

Moog Europe Holdings y Cia, S.C.S., Incorporated in Spain, wholly-owned subsidiary
(a) Moog Holding GmbH KG, a partnership organized in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
(1) Moog GmbH, Incorporated in Germany, wholly-owned subsidiary of Moog Holding GmbH KG
(1.a) Moog Italiana S.r.l., Incorporated in Italy, wholly-owned subsidiary of Moog GmbH
(2) Moog Hydrolux Sarl, Incorporated in Luxembourg, wholly-owned subsidiary of Moog Holding GmbH KG
(3) Pro Control AG, Incorporated in Switzerland, wholly-owned subsidiary of Moog Holding GmbH KG
(4) FCS Control Systems BV, Incorporated in the Netherlands, wholly-owned subsidiary of Moog Holding GmbH KG
(4.a) FCS Test Systems, Incorporated in the Netherlands, wholly-owned subsidiary of FCS Control Systems BV
(4.b) FCS Simulator Systems BV, Incorporated in the Netherlands, wholly-owned subsidiary of FCS Control Systems BV
(4.c) FCS Kelsey Limited, Incorporated in the United Kingdom, wholly-owned subsidiary of FCS Control Systems BV
(b) Moog Verwaltungs GmbH, Incorporated in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
(c) Moog Ireland International Financial Services Centre Limited, Incorporated in Ireland, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
(d) Focal Technologies Corporation, Incorporated in Canada, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.
Moog FSC Ltd., Incorporated in the Virgin Islands, wholly-owned subsidiary
Moog Holland Aircraft Services BV, Incorporated in Holland, wholly-owned subsidiary
Moog Industrial Controls Corporation, Incorporated in New York, wholly-owned subsidiary
Moog Japan Ltd., Incorporated in Japan, wholly-owned subsidiary
Moog Korea Ltd., Incorporated in South Korea, wholly-owned subsidiary
Moog Properties, Inc., Incorporated in New York, wholly-owned subsidiary
Moog Sarl, Incorporated in France, wholly-owned subsidiary, 95% owned by Moog Inc.; 5% owned by Moog GmbH
Moog Singapore Pte. Ltd., Incorporated in Singapore, wholly-owned subsidiary
(a) Moog Motion Controls Private Limited, Incorporated in India, wholly-owned subsidiary of Moog Singapore Pte. Ltd.
Electro-Tec Corporation, Incorporated in Delaware, wholly-owned subsidiary
FCS Com, Inc., Incorporated in Michigan, wholly-owned subsidiary
23.1	Consent of Ernst & Young LLP. (Filed herewith)
23.2	Consent of Hodgson Russ LLP (Filed herewith as exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
25.1	Statement of Eligibility of Trustee on Form T-1 (Filed herewith).
99.1	Form of Letter of Transmittal (Filed herewith).
99.2	Notice of Guaranteed Deliver (Filed herewith).
99.3	Form of Letters to Clients (Filed herewith).
99.4	Form of Letters to Brokers (Filed herewith).